Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Trevi Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other (2)	2,105,623 (3)	$2.88 (2)	$6,064,194.24	.00014760	$895.08
Total Offering Amounts				–	$6,064,194.24	–	$895.08
Total Fee Offsets				–	–	–	–
Net Fee Due				–	–	–	$895.08

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), that may from time to time be offered or issued to prevent dilution by reason of any stock dividend, stock split or other similar transaction.

(2)

The proposed maximum offering price per unit of $2.88 is estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based upon the average of the high and low prices of the Common Stock on March 13, 2024, as reported on the Nasdaq Global Market.

(3)	Consists of 2,105,623 additional shares issuable under the Trevi Therapeutics, Inc. 2019 Stock Incentive Plan, .